Exhibit 10.1.40



                               SEVERANCE AGREEMENT
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                          Recitals and Representations
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     A. Charles B. Chokel ("Chokel") has been employed by Conseco, Inc., and various of its subsidiaries (collectively, "Conseco") pursuant to an employment agreement between Conseco, Inc., and Chokel dated as of March 16, 2001 ("Employment Agreement"). Conseco desires to terminate Chokel's employment effective March 8, 2002 (the "Separation Date"), and Chokel desires to receive the benefits, set forth below, that Conseco, Inc., is willing to afford him in connection with such termination in accordance with the terms of this Severance Agreement ("Agreement"). Accordingly, Chokel and Conseco, Inc., are entering into this Agreement.

     B. Chokel's employment relationship with Conseco is covered by various state and federal statutes and common laws, including the Age Discrimination in Employment Act of 1967 ("ADEA"), as amended by the Older Workers' Benefits Protection Act.

     C. Conseco, Inc., will make certain payments to Chokel, and Conseco, Inc., will afford Chokel certain benefits pursuant to this Agreement. In exchange, Chokel will waive any rights, claims, demands, and causes of action against Conseco and each of their parents, affiliates, successors, all partnerships in which any of them has or has had any interest, each of their respective directors, officers, agents, insurers, partners, members, employees, representatives, and attorneys, both individually and in their representative capacities, and all persons acting by, through, under or in concert with any of them (collectively, the "Releasees") that may have arisen or may arise on or before the date he executes this Agreement under any federal, state, or local law, including but not
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limited to claims under the ADEA. However, by signing this Agreement, Chokel does not waive any claims or rights that may arise as a result of this Agreement or that may arise after the date he executes this Agreement.

     D. The parties mutually declare, warrant, and represent:

        (1) that in executing this Agreement it is understood and agreed that the parties have relied solely upon their own judgment, belief, and knowledge of the nature and extent of any claims or potential claims, including any alleged damages to which either party may be entitled, and that they have not relied upon any statement or representation of the other party or its representatives or employees;

        (2) that no promise, enticement, or agreement not herein expressed has been made to any party, and that, except as provided herein, the terms of this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof, and that the terms of this Agreement are contractual and not merely a recital; and

        (3) that the parties may in the future discover facts different from or in addition to those that they now know or believe to be true with respect to the matters that are the subject of this Agreement, and they agree that this Agreement shall remain in effect in all respects notwithstanding the discovery or existence of any such different or additional facts.

                                   Agreement
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     In consideration of the matters set forth above, the terms of this
Agreement, the following mutual undertakings, and other good and valuable consideration, Chokel and Conseco, Inc., agree as follows:

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     1. Conseco hereby terminates Chokel's employment with Conseco effective on the Separation Date. Conseco acknowledges that such termination is not for cause.

     2. Conseco, Inc., will pay Chokel all amounts due pursuant to the Employment Agreement for services rendered through the Separation Date. In addition, Conseco, Inc., will make the payments and provide the benefits specified in this paragraph. Chokel acknowledges and agrees that the consideration provided for below exceeds that to which he is otherwise entitled under the Employment Agreement and that Chokel will not be entitled to any payments or benefits under the Employment Agreement except as specifically provided for in this Agreement.

        a. Conseco, Inc., shall pay Chokel one million four hundred thousand dollars ($1,400,000), less applicable taxes, within ten (10) business days after the Effective Date of this Agreement (as defined in paragraph 14).

        b. The restrictions on the 500,000 shares of restricted stock of Conseco, Inc., that Chokel received pursuant to paragraph 5(d) of the Employment Agreement shall lapse as of the Separation Date. The Restricted Stock Agreement between Conseco, Inc., and Chokel dated March 16, 2001, shall continue in force with respect to such shares.

        c. Of the options to purchase 1,000,000 shares of Conseco, Inc., common stock at $13.885 per share that Chokel received under paragraph 5(e) of the Employment Agreement: (i) 200,000 of such options shall become exercisable on the Effective Date and may be exercised by Chokel at any time during the period of three months following the

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           Separation Date, or by Chokel's estate (or the person who acquires such options by will or the laws of descent and distribution or otherwise by reason of the death of Chokel) during a period of one year following Chokel's death if Chokel dies during such three-month period, with any such exercise to be in accordance with the terms and conditions of the Non-Qualified Stock Option Agreement between Conseco, Inc., and Chokel dated March 16, 2001; and (ii) the remaining 800,000 of such options are hereby cancelled.

        d. The Supplemental Retirement Benefit that Conseco, Inc., granted to Chokel pursuant to paragraph 5(f) of the Employment Agreement shall vest in full on the Separation Date.

        e. Conseco hereby releases Chokel from the noncompetition obligations Chokel has under paragraph 9 of the Employment Agreement.

     3. In consideration of the payments and other consideration described in paragraph 2 of this Agreement and the other consideration set forth herein, Chokel hereby IRREVOCABLY AND UNCONDITIONALLY RELEASES AND FOREVER DISCHARGES AND COVENANTS NOT TO SUE the Releasees from all charges, complaints, claims, demands, liabilities, obligations, actions and causes of action of any kind or nature (including for attorneys' fees, interest, expenses, and costs actually incurred) that have accrued as of the date he executes this Agreement, whether known or unknown, suspected or unsuspected, including but not limited to any and all claims arising out of or relating to Chokel's employment or the termination of his employment with Conseco; provided, however, that Chokel is not waiving any rights under this

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Agreement, any rights to vested benefits under any employee benefit plan sponsored or maintained by Conseco or to continuation coverage under COBRA or to indemnity to which he may be entitled under the terms and conditions of any board resolution or any applicable corporate liability insurance policy. The parties intend that the claims released be construed as broadly as possible.

     4. Chokel warrants and represents that he has not previously assigned, transferred, or granted, or purported to assign, transfer, or grant, any of the claims, demands, causes of action, or rights disposed of by this Agreement.

     5. Chokel represents that he has not filed any lawsuit, claim, charge, or complaint against any of the Releasees with any local, state, or federal agency, administrative body, or court from the beginning of time to the date he executes this Agreement, that he will not do so at any time hereafter based upon events occurring on or prior to the date of execution of this Agreement, and that, except as required by law, he will not voluntarily participate in, aid, or assist any lawsuit, claim, charge, or complaint against Conseco or any of the Releasees.

     6. Chokel acknowledges that he has statutory and common-law obligations not to disclose Conseco's trade secrets and other confidential information, as well as contractual confidentiality obligations under paragraph 8 of the Employment Agreement, and that those obligations are not extinguished by this Agreement. Except with Conseco's express prior written consent or as required by law, Chokel will keep strictly confidential and not use for personal benefit or disclose to others any confidential information or trade secrets that he learned as a result of his employment with Conseco. The foregoing confidentiality obligation shall not apply to information which has become

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part of the public domain by publication or otherwise through lawful sources other than Chokel, directly or indirectly, and without fault on the part of Chokel in failing to keep such information confidential. Chokel acknowledges that his obligations under this paragraph are material inducements to Conseco to enter into this Agreement and are of the essence of this Agreement.

     7. As further consideration for the payments described in paragraph 2 and the other consideration provided in this Agreement, Chokel agrees to make himself available at Conseco's request at mutually convenient times to provide truthful information concerning matters with which he may have been involved during his employment.

     8. Chokel affirms that he is not aware of any undisclosed or unresolved corporate compliance issues arising under any federal, state or local law. Chokel also affirms that he has not altered, destroyed, or removed, and will not alter, destroy, remove, or inappropriately limit access by Conseco to any Conseco records or documents.

     9. Prior to any payment's becoming due under this Agreement, Chokel will return all property of Conseco, including, without limitation, all reports, files, memoranda, records and software, credit cards, card-key passes, door, file, vehicle and other keys, computers, computer access codes, disks and instructional manuals, and other physical or personal property which have been provided for his use in connection with his employment with Conseco.

     10. Chokel represents that he has resigned from any and all positions he holds with Conseco. Chokel agrees to execute at Conseco's request such additional instruments as Conseco shall deem necessary to effectuate Chokel's resignation from any positions with Conseco.

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     11. Neither this Agreement nor any action pursuant to this Agreement constitutes an admission by Conseco of any liability to Chokel arising under any federal, state, or local law.

     12. This Agreement is governed by Indiana law, exclusive of its conflicts of laws provisions. Venue for any action arising under this Agreement shall be exclusively in a state court located in Hamilton County, Indiana or a federal court in the Southern District of Indiana, notwithstanding that Chokel is not at the time of the litigation a resident of those jurisdictions. Chokel irrevocably consents to the jurisdiction of the state courts located in Hamilton County, Indiana and the United States District Court for the Southern District of Indiana over his person.

     13. The parties agree that if any provision of this Agreement or any construction or application of any provision of this Agreement is held to be unenforceable or invalid for any reason, then the validity of all the remaining provisions shall not be affected, and the rights and obligations of each of the parties shall be construed and enforced as if the Agreement did not contain such invalid provision; provided, however, that the economic and legal substance of this Agreement is not affected in any manner materially adverse to either party.


     14. Chokel acknowledges that Conseco (a) provided him this Agreement on March 5, 2002; (b) advised him at that time to consult with an attorney prior to signing the Agreement; (c) informed him at that time that he could have twenty-one (21) days to accept this offer by signing this Agreement; and (d) advised him that this Agreement shall not be effective or enforceable against him or Conseco if he revokes it by written notice to David K. Herzog, Executive Vice President at

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Conseco not later than seven (7) days after he signs it. To accept this
Agreement, Chokel must sign and return this Agreement to David K. Herzog on or before the twenty-first day after Chokel receives the Agreement. If not revoked, the Agreement will become effective, binding and enforceable on the eighth day following Chokel's signing the Agreement ("Effective Date").

     15. This Agreement sets forth the entire agreement between the parties and, except as expressly provided in paragraphs 2 and 6 above, fully supersedes any and all prior agreements or understandings, written or oral, between Chokel and Conseco pertaining to the subject matter of this Agreement, including, but not limited to, any applicable severance pay plan, the Employment Agreement or any other employment agreement.

     16. This Agreement may be executed in two counterparts, each of which constitutes an original, but which, taken together, shall constitute but one Agreement.

CONSECO, INC.


By:/s/ David K. Herzog                      /s/ Charles B. Chokel
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                                            Charles B. Chokel
Printed: David K. Herzog
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Title: Executive Vice President,            Date: March 7, 2002
       General Counsel and                        ------------------------------
       Secretary
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Date:  March 6, 2002
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